Exhibit 4.33

[Translation of Chinese Original]

Loan Agreement

This Loan Agreement (hereinafter referred to as “this Agreement”) is made and entered into by the below two parties in Beijing on November 24, 2008:

(1)	Beijing Super TV Co., Ltd. (hereinafter referred to as “the lender”)

Registered address: Room 406, B-4/f, Jingmeng High-tech Mansion, No. 5-2, Shangdi East Road, Haidian District, Beijing

(2)	Lei Zhang (hereinafter referred to as “the borrower”)

Address: 101, Unit 5, Building 11, Puhui Beili, Haidian District, Beijing

The lender and the borrower are hereinafter referred to as "a party” respectively and “both parties” collectively.

Both parties hereto reach consensus through consultation and conclude the following agreement for mutual compliance:

1.	Loan

1.1	The lender agrees to provide a loan of RMB6,178,006.07 to the borrower. The loan term is 10 years, and may be extended by mutual consent by both parties.

1.2
Under the precondition that all conditions in Article 2 are satisfied, the lender agrees to remit the loan in a lump sum to the designated account of the borrower within 20 days from receipt of the borrowers’ written notice demanding the loan. The borrower shall issue a confirmation letter to the lender on the day of receiving the loan.

1.3	The lender and the borrower agree that the loan hereunder shall be interest-free.

2.	Representations and Warranties

2.1	During the period of performing this Agreement, the borrower makes the following representations and warranties to the lender:

(a)	The borrower is entitled to execute and perform this Agreement;

(b)
Execution and performance of this Agreement by the borrower is in no violation of any binding laws and regulations, government approval, authorization, notice or other government documents, nor in breach of any agreement signed between the borrower and any third party or any promise made by the borrower to any third party; and

(c)	This Agreement, once signed, shall be legally binding on the borrower and shall be enforceable.

2.2	From the date of execution to the termination of this Agreement, the lender makes the following representations and warranties:

(a)	The lender is a limited liability company duly incorporated and validly existing in accordance with the Chinese laws;

(b)
The lender is entitled to execute and perform this Agreement, which is line with the Articles of Association of the lender or other constitutional documents, and the lender has obtained all necessary and appropriate approval and authorization to execute and perform this Agreement;

(c)
Execution and performance of this Agreement by the lender is in no violation of any binding or influential laws and regulations, government approval, authorization, notice or other government documents, nor in breach of any agreement signed between the lender and any third party or any promise made by the lender to any third party; and

(d)	This Agreement, once signed, shall be legally binding on the lender and shall be enforceable;

(e)
The lender has completed all government approvals, authorization, license, registration and filing procedures required to engage in businesses within the scope of its business license and own relevant assets.

3.	Liability for Breach of Contract

In case the borrower has failed to fulfill its repayment obligations as per this Agreement, it shall pay overdue interest equal to 0.2‰ of the unpaid amount for each day delayed, till the borrower repays all loan principal, overdue interest and other amounts.

4.	Confidentiality

Both parties acknowledge and confirm that any oral or written information exchanged for the purpose of this Agreement are confidential. Both parties shall keep such information confidential and shall not disclose any information to any third party without written consent from the other party, except for the following information: (a) information that is known or will be known by the public (other than the information disclosed to the public by the party receiving information without permission); (b) information required to be disclosed in accordance with applicable laws or regulations; or (c) information concerning the transaction hereunder and required to be disclosed by either party to its legal or financial consultant, who shall also abide by obligations of confidentiality similar to this Article. Disclosure of information by the staff or hired agency of either party shall be deemed as disclosure of information by that party, which shall undertake liabilities for breach of contract under this Agreement.

5.	Governing Laws and Dispute Resolution

5.1	Formation, effectiveness, interpretation, performance, alteration, termination and dispute resolution of this Agreement shall all be governed by the Chinese laws.

5.2
Both parties hereto shall resolve any dispute arising from interpretation and performance of this Agreement through amicable negotiations at first. In case the dispute has not been settled within 30 days after either party issues to the other party a written notice demanding resolution through negotiations, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with arbitration rules as at present in force. The place of arbitration is Beijing. The arbitration award shall be final and binding upon both Parties hereto.

5.3
In case of any dispute arising from interpretation and performance of this Agreement or any dispute under arbitration proceedings, excluding the disputed matters, both parties hereto shall continue to exercise other rights and fulfill other obligations hereunder.

6.	Miscellaneous

6.1	This Agreement shall take effect on the date of execution by both parties, and expire on the date when both parties have fulfilled their respective obligations hereunder.

6.2	This Agreement is made in duplicate for each party to hold one with the same legal force.

6.3
Both parties hereto may amend and supplement this Agreement by a written agreement. The revised agreement and/or supplementary agreement shall be an integral part of this Agreement and have the same legal force as this Agreement.

6.4	Invalidity of any article hereunder shall not compromise the legal force of other articles hereunder.

(This page is intentionally left blank for signatures of Beijing Super TV Co., Ltd. and Lei Zhang to execute the Loan Agreement.)

Lender: Beijing Super TV Co., Ltd.

(Seal)

Authorized representative:	/s/ Jianhua Zhu

Borrower: Lei Zhang

Signature:	/s/ Lei Zhang